EXHIBIT 99.1

Laura F. Clark to Join Eagle Bancorp Montana as Chief Financial Officer

HELENA, Mont., Feb. 4, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today announced that Laura F. Clark is joining Eagle Bancorp as its new Chief Financial Officer, effective March 3, 2014.

"Laura Clark has deep roots in our community, and is one of the most respected bankers in our Montana markets. We are delighted to have her join our executive management team as our new CFO," said Peter J. Johnson, President and CEO. "Ms. Clark brings over 30 years of extensive and broad experience in Montana banking. I welcome her demonstrated financial experience to help us grow to be the premier community bank in our markets."

Formerly, Ms. Clark was Senior Vice President and CFO of the Bank of Bozeman. Her experience spans over 30 years and includes a variety of executive positions with First National Bancorp, Bankers Resource Center, Security Bank, Bank of Montana System and Montana Bancsystem. Clark holds a Bachelor of Arts degree in Business Administration from Montana State University in Billings and a Bachelor of Arts degree in Spanish from the University of Salamanca, Spain.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006